Exhibit 99.1

Fox Corporation to Acquire Tubi

Acquisition of Tubi, a Leading Free Ad-Supported Streaming Service, to Diversify FOX’s Direct-to-
Consumer Offerings and Advertising Solutions

New York, NY and Los Angeles, CA – March 17, 2020 – Fox Corporation (Nasdaq: FOXA, FOX) today announced that it has entered into a definitive agreement to acquire Tubi, a leader in the fast-growing free ad-supported streaming category, for approximately $440 million in net cash consideration at closing.1 The acquisition of Tubi underscores FOX’s long-term strategic initiatives to broaden and enhance FOX’s direct-to-consumer digital reach and engagement.

Tubi brings to FOX an expanded consumer offering with a sizable, younger-skewing and directly connected user base that spends over 160 million hours per month watching content on the service.

Tubi, which is currently available on more than 25 digital platforms in the United States, features over 20,000 titles and 56,000 hours of film and episodic television programming from over 250 content partners, including many of the major studios. The combination of Tubi’s reach, the resonance of its content and the quality of its technology platform have doubled the service’s usage and monetization over the last 12 months.

Tubi will also seamlessly integrate with and deepen FOX’s capabilities in key areas such as digital advertising, direct-to-consumer interfaces and personalization technology. Similarly, Tubi will be able to fully leverage FOX’s advertising and distribution relationships, as well as its formidable national and local promotional platforms, to further augment the service’s growth trajectory.

FOX plans to continue to run Tubi as an independent service anchored by its robust consumer offering of licensed entertainment content. FOX will evaluate opportunities to expand the Tubi offering not through original content, but rather in a cost-effective manner by leveraging our expertise in national and local news and sports programming.

Executive Chairman and Chief Executive Officer of Fox Corporation, Lachlan Murdoch commented: “Tubi will immediately expand our direct-to-consumer audience and capabilities and will provide our advertising partners with more opportunities to reach audiences at scale. Importantly, coupled with the combined power of FOX’s existing networks, Tubi provides a substantial base from which we will drive long-term growth in the direct-to-consumer arena.”

Tubi Founder and CEO Farhad Massoudi, who will continue to head Tubi, added: “Fox Corporation’s relationships with advertisers and distribution partners, combined with the company’s dominance in news and sports programming, will help Tubi continue to grow and differentiate itself in the high-growth ad-

(1)	Potential additional consideration in the form of deferred consideration and unvested options totaling approximately $50 million may be due over the course of 3 years supported streaming marketplace. I am proud of what the team has already accomplished here at Tubi and we couldn’t be more excited about joining such a fast-moving, entrepreneurial company. We look forward to working together with FOX to accelerate Tubi’s leadership position in the market and bring new competencies to FOX.”

FOX will finance the Tubi acquisition principally with the net proceeds from the completed sale of its stake in Roku, Inc. (“Roku”). In doing so, FOX preserves its balance sheet capacity by essentially exchanging a passively held minority investment for full ownership and control of a leadership position in the free ad-supported streaming market.

On the sale of FOX’s ownership stake in Roku, Murdoch added: “We were an early investor in Roku and continue to admire the ongoing accomplishments of Anthony Wood and his team. We are pleased to expand our partnership with them as a result of the Tubi acquisition.”

The Tubi transaction, which is subject to regulatory approvals and the satisfaction or waiver of customary closing conditions, is expected to close before June 30, 2020.

Allen & Company is acting as financial adviser to FOX, and Jenner & Block and Kirkland & Ellis LLP are acting as FOX’s legal advisers regarding the transaction. Qatalyst Partners is acting as sole financial adviser to Tubi, and Fenwick & West LLP is acting as its legal adviser.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports and entertainment content through its iconic domestic brands including: FOX News Media, FOX Sports, FOX Entertainment, and FOX Television Stations. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that will shape our strategy to capitalize on current strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Cautionary Note Regarding Forward Looking Statements

This news release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this news release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the business of Fox Corporation. More detailed information about risk factors affecting FOX Corporation is contained in the documents FOX Corporation has filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and subsequent Quarterly Reports on Form 10-Q.

Press Contact:

Megan Klein

megan.klein@fox.com

Investor Contacts:

Joe Dorrego

joseph.dorrego@fox.com

Dan Carey

daniel.carey@fox.com